UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2023

ROSS ACQUISITION CORP II
(Exact name of registrant as specified in its charter)

Cayman Islands	001-40201	95-1578557
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Pelican Lane Palm Beach, Florida	33480
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 655-2615

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Class A ordinary share, $0.0001 par value per share, and one-third of one redeemable warrant	ROSS.U	New York Stock Exchange
Class A ordinary shares, $0.0001 par value per share	ROSS	New York Stock Exchange
Redeemable warrants included as part of the units, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50 per share	ROSS.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03	Amendment to Memorandum and Articles of Association

On August 31, 2023, Ross Acquisition Corp II, a Cayman Islands exempted Company (the “Company”) filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) relating to an extraordinary general meeting in lieu of annual meeting of shareholders of the Company (the “Extraordinary General Meeting”). At the Extraordinary General Meeting, shareholders approved amendments to JGGC’s amended and restated Memorandum and Articles of Association (the “Articles”) to:

(i) extend the date by which the Company has to consummate a business combination from September 16, 2023 to March 16, 2023; and

(ii) eliminate from the Articles the limitation that the Company shall not consummate a business combination or redeem shares if such actions would cause the Company’s net tangible assets to be less than $5,000,001 (the “Redemption Limitation”) in order to allow the Company to redeem public shares irrespective of whether such redemptions would breach the Redemption Limitation.

A copy of the amendment to the Articles is attached to this Current Report on Form 8-K as Exhibit 3.1 and incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On September 15, 2023, the Company held the Extraordinary General Meeting to approve (i) a proposal to amend the Company’s Articles to extend the date by which the Company has to consummate an initial business combination from September 16, 2023 to March 16, 2024 (the “Extension Amendment Proposal”), (ii) a proposal to amend the Company’s Articles to delete the limitations that the Company shall not consummate a business combination or redeem shares if such actions would cause the Company’s net tangible assets to be less than $5,000,001 (the “Redemption Limitation Amendment Proposal”), (iii) a proposal to elect Larry Kudlow as Class I director of the Company’s board of directors (the “Director Election Proposal” and, together with the Extension Amendment Proposal and the Redemption Limitation Amendment Proposal, the “Proposals”) and (iv) a proposal to allow the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Proposals (the “Adjournment Proposal”), each as more fully described in the proxy statement filed by the Company with the Securities and Exchange Commission on August 31, 2023. As there were sufficient votes to approve the Proposals, the Adjournment Proposal was not presented to shareholders.

Holders of 13,323,890 ordinary shares of the Company held of record as of August 28, 2023, the record date for the Extraordinary General Meeting, were present in person or by proxy, representing approximately 89% of the voting power of the Company’s ordinary shares as of the record date for the Extraordinary General Meeting, and constituting a quorum for the transaction of business.

The voting results for the Proposals were as follows:

The Extension Amendment Proposal

For	Against	Abstain
13,321,356	2,534	0

Accordingly, the Extension Amendment Proposal was approved.

The Redemption Limitation Amendment Proposal

For	Against	Abstain
13,287,420	36,370	100

Accordingly, the Redemption Limitation Amendment Proposal was approved.

The Director Election Proposal

For	Withhold
8,625,000	0

Accordingly, the Director Election Proposal was approved.

Item 8.01.	Other Events

In connection with the vote to approve the Extension Amendment Proposal, the holders of 1,339,804 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.74 per share, for an aggregate redemption amount of approximately $14.4 million.

On September 15, 2023, the Company issued a press release announcing the results of the Extraordinary General Meeting. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
3.1	Amendment to Amended and Restated Memorandum and Articles of Association
99.1	Press Release, dated September 15, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROSS ACQUISITION CORP II

Date: September 15, 2023

	By:	/s/ Wilbur L. Ross, Jr.
	Name:	Wilbur L. Ross, Jr.
	Title:	President and Chief Executive Officer